Ampio Pharmaceuticals, Inc. Reports Fourth Quarter 2020 Financial Results and Provides Business Update

FDA recommends we conduct a randomized, double-blinded, placebo-controlled Phase II for Intravenous (IV) and Inhaled Ampion to allow consideration of EUA treatment of COVID-19 patients

ENGLEWOOD, CO, March 3, 2021 – Ampio Pharmaceuticals (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunology-based therapies for prevalent inflammatory conditions, today reported annual financial results for the year ended December 31, 2020 and provided a corporate overview / business update.

Mr. Michael Macaluso, President and CEO, noted, “The FDA has recently responded to our requests to expand our IV and Inhalation Covid-19 studies, utilizing Ampion, by recommending we conduct a randomized, double-blinded, placebo-controlled Phase II trial in each. They also indicated that their recommended trial design for both will allow for an effective and efficient review of data results, determine the safety and statistical significance and effectiveness of Ampion in comparison to Standard of Care, all of which are necessary for the FDA to objectively determine that the known and potential benefits of Ampion outweigh the known and potential risks and, consequently, Ampion may be considered for emergency use authorization (EUA).

In addition, we have provided a detailed proposal to the FDA in response to their recent guidance regarding the status of our Osteoarthritis of the Knee (OAK) Phase III clinical trial, which is paused as a result of the COVID pandemic. In summary, our response proposes analysis of the existing data in a reduced level of patients who had completed the 12-week study regimen for submission. It is important to note that this response is part of an ongoing active dialog with the FDA and until the FDA renders a final decision, this trial data will continue to remain paused and blinded to ensure clinical trial integrity.

Ampion is a platform biologic and, as such, is agnostic to whether it is treating a COVID patient or an osteoarthritis auto- immune condition. Simplified, Ampion directly and effectively addresses inflammation. Consequently, our ongoing and continued research and clinical trials may be applicable to a significant number of additional disease complications, not just COVID.”

Mr. Michael Macaluso, President and Chief Executive Officer, Dr. David Bar-Or, Director and Founder, Ms. Holli Cherevka, Chief Operating Officer and Mr. Daniel Stokely, Chief Financial Officer will be hosting a Conference Call for the Investment Community this afternoon beginning at 4:30 PM ET (see details below).

The key areas of focus will be as follows:

COVID-19 Platform / Pipeline Overview and Update

●AP-014 (inhaled) and AP-016 (intravenous) clinical trial update
●Possibility of obtaining an Emergency Use Authorization (EUA) from the FDA for inhaled and intravenous Ampion

OAK Clinical Trial 2021 Timeline / Update

●Ampio’s Osteoarthritis of the Knee (OAK) Phase III trial being conducted under a Special Protocol Assessment (SPA) with the FDA
●Ampio harmonizes steps for OAK Phase III trial with the FDA guidance during the COVID-19 health emergency and submitted an SPA amendment to the FDA

PASC/Long Hauler and Other Clinical Trial 2021 Timelines / Updates

●Status of PASC/Long Hauler Study
●Kidney Disease
●Pediatric diseases

Financial Results for Year Ended December 31, 2020

Cash and cash equivalents totaled $17.3 million at December 31, 2020, compared to $6.5 million at December 31, 2019. The increase is attributable to net proceeds received from the utilization of our at-the-market (ATM) equity offering and warrant exercises totaling $25.6 million, partially offset by cash used to fund operating activities of $14.7 million.

Research and development expenditures for the year ended December 31, 2020 were $9.2 million, compared to $12.6 million for the same period in 2019. The decrease in research and development expenses for the year ended December 31, 2020 compared to the amounts for the same period in 2019 was primarily due to the AP-013 study being temporarily paused in April 2020 as a result of the stay-at-home mandates issued by state and federal governments in response to the COVID-19 pandemic and travel restrictions implemented by the Company’s contracted Clinical Research Organization (CRO), partially offset by expenses associated with the inhaled Ampion safety study, the AP-014 (inhaled Ampion) Phase I study and the AP-016 (intravenous Ampion) Phase I study, which were all initiated during the 2020 period.

General and administrative expenses for the year ended December 31, 2020 were $6.7 million, compared to $6.0 million for the same period in 2019. The increase in general and administrative expenses for the year ended December 31, 2020 compared with the same period for 2019 is primarily due to the increase in directors and officer’s insurance premiums, which was consistent with the overall market for coverage, and an increase in stock-based compensation expense as a result of the issuance and repricing of stock options.

Other expense was negligible for the year ended December 31, 2020 compared to other income of $5.0 million for the same period in 2019. In fiscal 2019, a derivative gain was recorded from previously issued investor warrants as a result of (i) the current year exercise of investor warrants and (ii) the overall increase in the price of the Company’s stock at December 31, 2020. This was partially offset by the income recognized in the current year from the Payroll Protection Funding Program, whereby the Company believes it is probable that the loan will be forgiven by the Small Business Administration as the loan has already been forgiven by the Company’s lending institution.

Net loss for the year ended December 31, 2020 was $15.9 million, or $0.09 on a fully diluted per share basis, compared to a net loss of $13.6 million, or $0.14 on a fully diluted per share basis, for the same period in 2019. The higher net loss reported for the year ended December 31, 2020 compared to the same period for 2019 is primarily attributable to a reduction in other income as a result of the recognition of a derivative loss on previously issued investor warrants, partially offset by a reduction in clinical trial and related costs as a result of pausing the AP-013 study in early 2020 due to the COVID-19 pandemic.

The total shares of common stock outstanding were 193,378,996 at December 31, 2020, compared to 158,644,757 at December 31, 2019.

Financial Guidance

Based on its current operating plans and expected access to equity financing, Ampio expects to have cash and access to external sources of liquidity sufficient to fund research and development programs and operations through the first quarter of 2022.

Conference Call and Webcast

Ampio will host a conference call today at 4:30pm EST (1:30 pm PST) to discuss these 2020 annual results and provide a corporate business update.

The live call / webcast may be accessed as follows:

Domestic:888-506-0062 Conference ID # 441054

International:973-528-0011 Conference ID # 441054

Webcast Link:https://www.webcaster4.com/Webcast/Page/2569/39961

The conference call will also be available from the Investors Relations section of the Company’s website at www.ampiopharma.com and will be archived there shortly after the live event.

Receipt of Audit Opinion with Going Concern Qualification

Pursuant to the disclosure requirements of the NYSE American Company Guidelines Sections 401(h) and 610(b), Ampio is reporting that its audited financial statements for the fiscal year ended December 31, 2020, included in Ampio’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2021, contains an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph related to Ampio’s ability to continue as a going concern. This announcement does not represent any change or amendment to the Company’s financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion, is backed by an extensive patent portfolio with intellectual property protection extending through 2035 and will be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act of 2009 (BPCIA).

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s ability to fund research and development programs and operations into 2022, expectations with respect to Ampion, including its ability to treat prevalent inflammatory conditions for which there are limited treatment options, the term of Ampio’s patent protection and the timing and likelihood of Ampion’s approval as a novel biologic under the BPCIA, including the availability of 12-year FDA market exclusivity in connection with such approval. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Ampio and are subject to significant risks and uncertainties that could cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, in Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Ampio Pharmaceuticals, Inc.

Balance Sheets

	December 31,	December 31,
	2020	2019

Assets
Current assets
Cash and cash equivalents	$17,346,000	$6,532,000
Prepaid expenses and other	1,147,000	1,718,000
Total current assets	18,493,000	8,250,000

Fixed assets, net	3,561,000	4,748,000
Right-of-use asset	824,000	1,003,000
Total assets	$22,878,000	$14,001,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,550,000	$4,025,000
Lease liability-current portion	284,000	259,000
Total current liabilities	1,834,000	4,284,000

Lease liability-long-term	925,000	1,210,000
Warrant derivative liability	2,607,000	2,064,000
Total liabilities	5,366,000	7,558,000

Commitments and contingencies (Note 8)

Stockholders’ equity
Preferred Stock, par value $0.0001; 10,000,000 shares authorized; none issued	—	—
Common Stock, par value $0.0001; 300,000,000 shares authorized; shares issued and outstanding - 193,378,996 as of December 31, 2020 and 158,644,757 as of December 31, 2019	19,000	16,000
Additional paid-in capital	218,020,000	191,060,000
Accumulated deficit	(200,527,000)	(184,633,000)
Total stockholders’ equity	17,512,000	6,443,000

Total liabilities and stockholders’ equity	$22,878,000	$14,001,000

Ampio Pharmaceuticals, Inc.

Statements of Operations

	Year Ended December 31,
	2020	2019

Operating expenses
Research and development	$9,172,000	$12,622,000
General and administrative	6,662,000	5,954,000
Total operating expenses	15,834,000	18,576,000

Other (expense) income
Interest income	12,000	77,000
Paycheck Protection Program funding	544,000	—
Derivative (loss) gain	(543,000)	4,869,000
Loss on disposal of fixed asset	(73,000)	—
Total other (expense) income	(60,000)	4,946,000

Net loss	$(15,894,000)	$(13,630,000)

Net loss per common share:
Basic	$(0.09)	$(0.10)
Diluted	$(0.09)	$(0.14)

Weighted average number of common shares outstanding:
Basic	172,846,773	130,601,500
Diluted	172,846,773	131,135,178

Company Contact

Investor Relations

Joe Hassett

joeh@gregoryfca.com

484-686-6600

Media Contact

Katie Kennedy

katie@gregoryfca.com

610-731-1045